UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 10, 2010

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On November 12, 2010, Nortel Networks Corporation (the “Company”) issued a press release concerning its financial results for the third quarter 2010. Such press release is attached hereto as Exhibit 99.1 and furnished in accordance with Item 2.02 of Form 8-K.

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Nortel Networks Inc. (NNI) entered into an employment agreement with George Riedel, Chief Strategy Officer and President—Business Units. On November 10, 2010, NNI executed an amendment to the agreement to extend Mr. Riedel’s employment with NNI to March 31, 2011. The election to continue Mr. Riedel’s employment beyond January 1, 2011 was made by NNI’s Principal Officer, together with the Canadian Monitor, and in consultation with the Unsecured Creditors Committee and the Ad Hoc Bondholder group.

Item 8.01	Other Events.

Reference is made to the mediation process in respect of the allocation of sale proceeds and other inter-estate matters as disclosed in the Registrant’s Form 10-Q for the quarter ended September 30, 2010. Such mediation was held over the period from November 11 to 16, 2010 (the “November Mediation Session”). The November Mediation Session did not result in the resolution of the issues presented. It is anticipated that additional discussions will continue in respect thereof; however, no assurance can be given as to the timing or outcome of such future discussions.

As previously announced, the Registrant does not expect that its common shareholders or the preferred shareholders of Nortel Networks Limited will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued by the Company on November 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ CLARKE E. GLASPELL
Clarke E. Glaspell Controller

Dated: November 17, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Company on November 12, 2010.